Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Margaret Kelsey
262/636-8442
m.c.kelsey@na.modine.com

DAVID G. BILLS TO JOIN MODINE MANUFACTURING COMPANY
 BOARD OF DIRECTORS

Racine, WI –  February 10, 2015 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, announced today that the Company’s Board of Directors has increased the size of the Board from eight to nine members and elected a new director, with both actions taking effect on February 10, 2015.

Joining the Modine Board will be David G. Bills, age 53, Senior Vice President – Corporate Strategy of DuPont since 2009.  Prior to his current position, Mr. Bills held a number of positions of increasing responsibilities at DuPont, including Chief Marketing and Sales Officer; Vice President and General Manager – Fluoroproducts; Vice President and General Manager – Displays; and Vice President – Corporate Planning.

Prior to DuPont, Mr. Bills was a partner in the Chicago office of McKinsey & Company, providing strategic guidance and consultation on a wide range of issues facing major industrial and technology companies.  Mr. Bills holds a Bachelor of Science degree from the University of Wisconsin - Madison and a Master of Business Administration degree from Harvard Business School in Boston, Massachusetts.

Commenting on the election, Modine’s Lead Director, Marsha Williams, said, "We are delighted to welcome David to the Modine Board.  He has a track record of distinguished service and proven strategic, technical and operating leadership, including significant depth in the areas of strategic planning and the development and execution of growth-related strategies. His experience and insights will prove invaluable as we focus on achieving our Enduring Goals, and in particular our global diversification and growth objectives."

The Modine Board of Directors amended the Company's Bylaws to allow for this expansion of the Board to a total of nine members.   In order to permit an even distribution among the three classes of Modine’s Board, Mr. Bills will be a member of the class standing election in 2016.

About Modine

Modine, with fiscal 2014 revenues of $1.5 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems. Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa.  For more information about Modine, visit www.modine.com  and www.modinehvac.com.